                                                                    EXHIBIT D(2)

                            SHAREHOLDERS AGREEMENT

     SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of December 24, 1999, between VMM Merger Corp., a Delaware corporation (the "Merger Sub") and the Shareholders named on Exhibit A hereto (each a "Shareholder").

     WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, no par value (the "Common Stock"), of VDI MultiMedia, a California corporation (the "Company"), set forth next to such Shareholder's name on Exhibit A attached hereto; and

     WHEREAS, Merger Sub, the Company and VDI MultiMedia, Inc., a Delaware corporation ("Company Sub"), concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Bain and certain other investors by means of a merger of the Company with and into Company Sub followed by the merger of Merger Sub with and into Company Sub, each upon the terms and subject to the conditions set forth in the Merger Agreement (the "Mergers"); and

     WHEREAS, as a condition to the willingness of Merger Sub to enter into the Merger Agreement, and in order to induce Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Merger Sub of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.  Representations and Warranties of the Shareholders.   Each
                 --------------------------------------------------
Shareholder hereby severally represents and warrants, as to such Shareholder, to Merger Sub as follows:

     a. Except as described on Schedule I hereto, such Shareholder is the record and beneficial owner of the shares of Common Stock ("Shares") set forth next to such Shareholder's name on Exhibit A attached hereto and such Shares constitute all of the shares of capital stock of the Company owned by such Shareholder as of the date hereof.

     b. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors' rights generally and to general principles of equity.

     c. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default (or an event that with notice or lapse of time or both would become a default) under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which the Shareholder is a party or bound or to which such Shareholder's Shares are subject or result in the creation of any Lien (as defined below) on any of such Shareholder's Shares. Consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, writ, injunction, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Shares, except for any necessary filing under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     d. Except as described on Schedule I attached hereto, such Shareholder's Shares and the certificates representing such Shareholder's Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (collectively, "Liens"), except for any such encumbrances or proxies arising hereunder or otherwise disclosed to Merger Sub; provided, however, that such Shareholder may transfer all or a portion of the Shares in accordance with
Section 3 of this Agreement.

     SECTION 2.  Representations and Warranties of Merger Sub.  Merger Sub
                 --------------------------------------------
hereby represents and warrants to each Shareholder as follows:

     a. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

     b. This Agreement has been duly authorized, executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of it, enforceable against Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors' rights generally and to general principles of equity.

     c. Neither the execution and delivery of this Agreement nor the consummation by Merger Sub of the transactions contemplated hereby will result in a violation of, or a default (or an event that with notice or lapse of time or both would became a default) under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which Merger Sub is a party or bound. The consummation by Merger Sub of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, writ, injunction, statute, law, rule or regulation applicable to Merger Sub, except for any necessary filing under the HSR Act.

     SECTION 3.  Transfer of the Shares.
                 ----------------------

     a. Prior to the termination of this Agreement, except as otherwise provided herein or as described on Schedule I attached hereto, each Shareholder agrees that it shall not: (i) sell, transfer, assign, gift, pledge, hypothecate, encumber or dispose of any or all of such Shareholder's Shares and any shares subsequently acquired after the date hereof (the "Subject Shares");
(ii) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of the Subject Shares except as contemplated hereby or as not otherwise inconsistent herewith; or (iii) enter into any contract, option or other agreement or understanding with respect to, or consent to, the sale, transfer, assignment, gift, pledge, hypothecation, encumbrance or other disposition of any or all of such Shareholder's Subject Shares or any interest therein; provided, however, that a Shareholder may sell, transfer, assign, gift, pledge, hypothecate, encumber or otherwise dispose of all or a portion of such Shareholder's Subject Shares to a person or entity who
(x) is either another Shareholder, a member of the Family Group of such Shareholder or who is otherwise approved by Merger Sub (such approval not to be unreasonably withheld or delayed) and (y) agrees to be bound, by a written instrument reasonably acceptable in form and substance to Merger Sub (whose approval shall not be unreasonably withheld or delayed), by each of the terms of this Agreement.

     b.   As used herein, "Family Group" means, with respect to any Shareholder,
(A) such Shareholder, (B) the spouse and issue (whether natural or adopted) of such Shareholder, (C) the parents or step-parents of such Shareholder (whether natural or adopted), (D) the siblings of such Shareholder (whether natural or adopted), (E) in the event such Shareholder is deceased, the heirs or descendants of such Shareholder and (F) any one or more trusts or other entities for the benefit of any one or more of the persons described in clause (A) through clause (E) above.

     c. In addition, notwithstanding anything to the contrary contained herein, if any term or provision of this Agreement triggers, or is deemed to trigger, the application of the last paragraph of Section 1101 of the California Corporations Code, (x) "Subject Shares" shall mean that number of shares of Common Stock, together with all shares of Common Stock covered by agreements similar hereto, which aggregate 49% of the then issued and outstanding Shares of Common Stock and (y) each Shareholder's "Subject Shares" shall mean that number of shares of Common Stock equal to the aggregate number of Subject Shares as determined by item (x) above multiplied by a fraction, the numerator of which is equal to such Shareholder's Subject Shares and the denominator of which is equal to the aggregate Subject Shares of all Shareholders party hereto.

     SECTION 4.  Voting of Shares.
                 ----------------

     a. Each Shareholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock solicited by the Board of Directors, such Shareholder will appear at the meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Shareholder's Subject Shares (i) in favor of the Mergers, the Merger Agreement and all other Transactions, (ii) against any action or agreement that such Shareholder is advised by the Board of Directors of the Company in the applicable proxy materials would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against any Competing Transaction and any action in furtherance of a Competing Transaction, in each case during the term of this Agreement.

     b. Merger Sub agrees that each Shareholder shall retain the right to vote such Shareholder's Subject Shares for the election of directors of the Company and for or against any other matter other than as to those specified in clause
(a) of this Section 4.

     SECTION 5.  Irrevocable Proxy.  Each Shareholder hereby grants an
                 -----------------
irrevocable proxy during the term of this Agreement to, and hereby constitutes and appoints, Merger Sub as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote (by written consent or otherwise) the Subject Shares, which such holder is entitled to vote at any meeting of Shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) on the matters and in the manner specified in Section 4 above. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Shareholder hereby revokes all previous proxies granted with respect to the Subject Shares that such Shareholder may have heretofore appointed or granted that are inconsistent herewith, and no subsequent proxy shall be given (and if given or executed, shall not be effective) by such Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of such Shareholder.

     SECTION 6.  Competing Transactions.  Each Shareholder will not, and will
                 ----------------------
instruct its officers, directors, employees, investment banker, attorney, financial advisor or other representatives or agents (the "Representatives") during the term of the Agreement not to, initiate, solicit or encourage (including by way of furnishing information or assistance) any Competing Transaction, or enter into or maintain discussions or negotiate with any person or entity in furtherance of or relating to or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any Representative to take any such action, and such Shareholder shall use its reasonable best efforts to cause its Representatives not to take any such action.

     SECTION 7.  Appraisal Rights.  Each Shareholder agrees not to exercise
                 ----------------
any rights (including without limitation, under Chapter 13 of the California General Corporation Law) to demand appraisal of any Subject Shares which may arise with respect to the Mergers.

     SECTION 8.  Stock Legend.  At the request of Merger Sub, each
                 ------------
Shareholder agrees to allow to be stamped, printed or typed on the face of his or her certificates evidencing the Subject Shares, the following legend:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, GIFT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR

          DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 24, 1999 BY AND BETWEEN VMM MERGER CORP. AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF VDI MULTIMEDIA."

     SECTION 9.  Further Assurances; Shareholder Capacity.
                 ----------------------------------------

     a. Each Shareholder shall, upon request of Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Merger Sub.

     b. Nothing in this Agreement shall be construed to prohibit any Shareholder or any affiliate of any Shareholder who is or becomes or has designated a member of the Board of Directors of the Company from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his or her fiduciary duties as a member of such Board of Directors.

     c. Each Shareholder hereby consents to the entry into this Agreement by any other Shareholder with respect to all interests of such Shareholders.

     SECTION 10.  Termination.  This Agreement and all rights and obligations
                  -----------
of the parties hereunder shall terminate immediately upon the earlier of (the "Termination Date"): (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time. The provisions set forth in Section 10 shall survive any termination of this Agreement.

     SECTION 11.  Expenses.  Except as provided in Section 11.1 of the Merger
                  --------
Agreement, all fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

     SECTION 12.  Public Announcements.  Merger Sub and each Shareholder
                  --------------------
agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or regulation or by obligations imposed pursuant to any listing agreement with the NASDAQ National Market and (ii) the party making such disclosure has first used its reasonable best efforts to consult with the other party about the form and substance of such disclosure.

     SECTION 13.  Miscellaneous.
                  -------------

     a. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

     b. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been duly received if so given) by delivery in person, by facsimile transmission , by registered or certified mail (postage prepaid, return receipt requested) or courier service providing proof of delivery to the respective parties, addressed at the following addresses (or at such other address for a party as shall be specified in a notice in accordance with this Section 13(b)):

          i.   If to the Merger Sub, to the address set forth on Exhibit B:

          ii. If to any Shareholder, to the address set forth next to such Shareholder's name on Exhibit A hereto.

     c. The Section captions herein are for convenience of reference only and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     d. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     e. This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

     f. This Agreement shall be governed by, and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

     g. Except as provided in Section 3 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

     h. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     i. Each of the parties hereto acknowledges and agrees that in the event of any breach or failure of performance of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall be entitled to injunctive relief and to compel specific performance of this Agreement in addition to any other remedy to which they are entitled to at law or in equity.

     j. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, Merger Sub and each Shareholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.



                                         VMM MERGER CORP.


                                         By: /s/ Joseph Pretlow
                                            ----------------------------
                                            Name:  Joseph Pretlow
                                            Title: Vice President

                                          /s/ R. Luke Stefanko
                                         -------------------------------
                                         R. Luke Stefanko

                                          /s/ Julia Stefanko
                                         -------------------------------
                                         Julia Stefanko

                                   EXHIBIT A


                         Ownership of Outstanding
                         ------------------------
                          Shares of Common Stock
                          ----------------------


             Name                 Record Ownership   Beneficial Ownership
R. Luke Stefanko                      5,321,400            3,104,505
Address for Notice:
c/o Daniel Jaffe, Esq.
Jaffe & Clemens
433 North Camden Drive
Suite 1000
Beverly Hills, CA 90210

Julia Stefanko                               --            2,216,895
Address for Notice:
c/o Harvey Sitzer, Esq.
Law Offices of Harvey Sitzer
1888 Century Park East
Suite 1700
Los Angeles, CA 90067


                                   EXHIBIT B


To the Merger Sub:

     c/o Bain Capital, Inc.
     Two Copley Place
     Boston, MA 02116
     Facsimile: (617) 572-3274
     Attention: Joseph Pretlow

with a copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, IL 60601
     Facsimile: (312) 861-2200
     Attention: Jeffrey C. Hammes, P.C.
                Gary M. Holihan

                                   SCHEDULE I



     All or a substantial portion of Luke Stefanko's Shares are pledged as security for a margin account (and subject to customary rights of the broker-dealers with respect thereto) maintained at one or more broker-dealers. The aggregate amount borrowed against such Shares as of December 3, 1999 was approximately $8,000,000. Mr. Stefanko may borrow up to an additional $2.0 million against such Shares prior to the Effective Time.